Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Instructure Holdings, Inc. 2021 Omnibus Incentive Plan and Instructure Holdings, Inc. 2021 Employee Stock Purchase Plan of our report dated March 23, 2021 (except as to Note 19, as to which the date is July 13, 2021), with respect to the consolidated financial statements of Instructure Holdings, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-257473) and related Prospectus of Instructure Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Salt Lake City, Utah

July 23, 2021